Exhibit 10.2

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into as of this 14th day of March, 2005, by and between Cornell Companies, Inc., a Delaware corporation (the “Company”) and James E. Hyman (the “Employee”).

WHEREAS, pursuant to the Employment Agreement between the Company and the Employee dated as of the date hereof (“Employment Agreement”), the Employee has become the Chief Executive Officer and Chairman of the Board of Directors of the Company;

WHEREAS, as an inducement for the Employee to accept such employment, the Board of Directors of the Company has approved and authorized the issuance of certain shares of common stock of the Company to the Employee, subject to the terms and conditions of this Agreement; and

WHEREAS, capitalized terms not defined herein shall have the definitions set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants, the parties hereto agree as follows:

1.                                       Award of Restricted Stock.  The Company hereby awards to the Employee, effective as of the date hereof, eighty-five thousand (85,000) shares of common stock, par value $0.001 per share, of the Company (the “Restricted Stock”).

2.                                       Vesting Schedule.  Subject to the further provisions of this Agreement, the shares of Restricted Stock shall vest as follows:

(a)                                  25,000 shares of Restricted Stock shall vest on January 24, 2008; provided that the Employee has remained continuously employed by the Company from the date hereof through January 24, 2008.

(b)                                 30,000 shares of Restricted Stock shall vest upon the Company achieving a certain stock price within a certain time period as established by the Compensation Committee of the Board of Directors.

(c)                                  30,000 shares of Restricted Stock shall vest upon the Company achieving a certain earnings per share within a certain time period as established by the Compensation Committee of the Board of Directors.

Subject to Sections 3 and 4 hereof, the period beginning on the date hereof through and including the vesting date for any particular shares of Restricted Stock shall be referred to herein as the “Restricted Period” with respect to such shares of Restricted Stock.

3.                                       Acceleration of Vesting.  Section 2 notwithstanding, in the event that the Company terminates the Employee’s employment without Cause, or the Employee terminates his employment for Good Reason (not including a deemed termination for Good Reason following a Change in Control pursuant to Section 7(g) of the Employment Agreement), all shares of Restricted Stock, to the extent not already vested, granted hereunder which are then subject to the restrictions set forth above shall immediately vest and cease to be subject to the restrictions imposed hereby.

4.                                       Forfeiture.  All unvested shares of Restricted Stock shall automatically expire and be forfeited by the Employee upon the occurrence of the following events: (i) the Company terminates the Employee’s employment for Cause, (ii) the Employee voluntarily resigns without Good Reason, (iii) the Employee’s employment is terminated by reason of death or Disability, or (iv) the Company fails to meet the milestones specified in Sections 2(b) and 2(c) within the time periods established by the Compensation Committee.

5.                                       Transferability.  During the Restricted Period, the unvested shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances.  The unvested shares of Restricted Stock shall not be subject to execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, or otherwise dispose of any unvested shares of Restricted Stock or any of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon any unvested shares of Restricted Stock or such rights, such unvested shares of Restricted Stock and such rights shall immediately become null and void.  Vested shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise disposed of, other than in accordance all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such sale, assignment, transfer, pledge or other disposition.

6.                                       Stock Certificate.  Upon the grant of Restricted Stock hereunder, one or more stock certificates issued in respect of such shares of Restricted Stock shall be registered in the name of the Employee and shall be deposited by the Employee with the Company together with a stock power endorsed in blank.  The Company shall provide the Employee with a receipt for such stock certificate acknowledging that the Company is holding such certificate pursuant to the terms of this Agreement.  All stock certificates for shares of Restricted Stock during the Restricted Period shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the agreement entered into between the registered owner and Cornell Companies, Inc..  A copy of such agreement is on file at the principal place of business of Cornell Companies, Inc.”

With regard to any shares of Restricted Stock which vest pursuant to Sections 2 or 3, the Company shall, within 60 days of the date such shares cease to be subject to restrictions, transfer such shares free of all restrictions set forth in this Agreement to the Employee (or his legal representative, beneficiary or heir); provided, however, that such shares shall continue to be subject to the restrictions on transfer imposed under applicable requirements of federal and state securities laws and any stock exchange on which the Common Stock may be listed at the time of such transfer.

7.                                       Stockholder’s Rights.  Subject to the terms of this Agreement, during the Restricted Period, the Employee shall have, with respect to the Restricted Stock, all rights of a stockholder of the Company, including the right to vote such shares and the right to receive all dividends paid with respect to the shares of Restricted Stock; provided, that the right to vote and receive dividends shall terminate immediately with respect to any shares of Restricted Stock upon forfeiture of those shares pursuant to Sections 4 hereof.

8.                                       Withholding Tax.  The Employee hereby agrees that (i) he shall pay to the Company the amount of taxes which the Company is required to withhold with respect to any benefit under the Plan or this Agreement and (ii) in the event he fails to make such payment, the Company may, in its sole discretion, withhold from any payment or consideration to be paid to the Employee by the Company any such tax which the Company believes is required to be withheld, or retain or sell without notice a sufficient number of shares of Restricted Stock awarded hereunder to cover the amount to be withheld.

9.                                       Representations.  The Employee hereby represents and warrants to the Company that all shares of Restricted Stock acquired upon the grant of Restricted Stock hereunder have been acquired for his own account for investment purposes only and not with a view toward the sale or distribution of any of the shares of Restricted Stock.  The Employee acknowledges that he has been afforded full opportunity to request any and all relevant information and ask questions concerning the purposes and business of the Company, has been provided all information and copies of all documents he or she has requested, and has received answers to such questions to his full satisfaction.  The Employee acknowledges that the Company is under no obligation to register any shares of Restricted Stock under any securities laws, and the Company has no present intention to do so.

10.                                 Successors.

(a)                                  This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company”

shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Employee expressly agrees and consents to Employer’s assignment of this Agreement.

11.                                 Miscellaneous.

(a)                                  This Agreement supersedes all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.  Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in Harris County, Texas, and that any Texas State court or federal court sitting in Harris County, Texas shall have exclusive jurisdiction over any such action or proceeding brought by any of the parties hereto.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a duly authorized committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

James E. Hyman

755 Westover Road

Stamford, CT 06902

Telephone: (203) 316-8228

Telecopy: (203) 351-0949

With a copy to:

Alan L. Sklover

Sklover & Associates, LLC

10 Rockefeller Plaza

New York, New York 10020

Telephone: (212) 757-5000

Telecopy: (212) 757-5002

If to the Company:

Cornell Companies, Inc.

1700 West Loop South, Suite 1500

Houston, Texas 77027

Attention: Human Resources

Telephone: (713) 623-0790

Telecopy: (713) 623-2797

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                                    The parties hereby acknowledge that the right to trial by jury is a constitutional one, but that it may be waived.  Each of the parties, after consulting or having the opportunity to consult, with counsel of their choice, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any of the transactions contemplated hereby or any course of conduct, dealing, statements (whether oral or written), or action of any of them.

[Signature page follows.]

IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from the Board, the Company have caused this Agreement to be executed this 14th day of March, 2005.

Employee

/s/ James E. Hyman
James E. Hyman

Company

By:	/s/ Patrick N. Perrin
Name:	Patrick N. Perrin
Its:	Senior Vice President and Secretary